Filed pursuant to Rule 424(b)(5)
Registration No. 333-176446

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 6, 2011

Preliminary Prospectus Supplement

(To Prospectus dated August 23, 2011)

$                    % Notes Due

$                    % Notes Due

$                    % Notes Due

We are offering $         aggregate principal amount of our     % Notes due 20     (the “20     notes”), $         aggregate principal amount of our     % Notes due 20     (the “20     notes”), and $         aggregate principal amount of our     % Notes due 20     (the “20     notes,” and together with the 20     notes and the 20     notes, the “notes”).

The 20     notes will mature on                     ,         , the 20     notes will mature on                     ,         , and the 20     notes will mature on                     ,         , in each case, unless redeemed earlier. We will pay interest on the notes on                     and                     of each year. The first interest payment will be made on                     , 2012. The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount.

We have the option to redeem all or a portion of the notes at any time at the redemption prices set forth in this prospectus supplement. See “Description of the notes—Optional redemption” in this prospectus supplement.

The notes will be our unsecured obligations and will rank equally with all our other unsecured and unsubordinated debt.

Investing in the notes involves risk. See “Risk factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 20 Note	Total	Per 20 Note	Total	Per 20 Note	Total

Initial public offering price	%	$	%	$	%	$

Underwriting discount	%	$	%	$	%	$

Proceeds to us, before expenses	%	$	%	$	%	$

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from                     , 2011, and must be paid by the purchasers if the notes are delivered after                     , 2011.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company, for the benefit of its participants, including Clearstream Banking and the Euroclear System, against payment in New York, New York on or about                     , 2011.

Joint Book-Running Managers

Citigroup	J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

Prospectus Supplement dated September     , 2011.

Prospectus supplement

Prospectus

We have not authorized anyone to give any information or to make any representations concerning the notes except those which are in this prospectus supplement, the accompanying prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than the notes that are referred to in this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy notes in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus supplement and the accompanying prospectus, or any offer or sale of notes, as an indication that there has been no change in our affairs since the date of this prospectus supplement.

As used in this prospectus supplement, unless otherwise indicated, “Lockheed Martin,” “the company,” “we,” “our,” and “us” are used interchangeably to refer to Lockheed Martin Corporation or to Lockheed Martin Corporation and its consolidated subsidiaries, as appropriate to the context.

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Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including “Risk factors” beginning on page S-4, and the financial statements and the notes to those statements and other information incorporated by reference, before making a decision whether to invest in the notes.

The company

Lockheed Martin is a global security company that is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems and products. We provide a broad range of management, engineering, technical, scientific, logistic, and information services. We serve both domestic and international customers with products and services that have defense, civil, and commercial applications, with our principal customers being agencies of the U.S. Government. We were formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. We are a Maryland corporation.

In 2010, approximately 85% of our $45.8 billion in net sales were to the U.S. Government, either as a prime contractor or as a subcontractor. Our U.S. Government sales were to both Department of Defense (DoD) and non-DoD agencies. The remainder of our net sales primarily were to international customers (including foreign military sales funded, in whole or in part, by the U.S. Government), which represented approximately 14% of our 2010 net sales.

We operate in four principal business segments: Aeronautics, Electronic Systems, Information Systems & Global Solutions (IS&GS), and Space Systems. The following is a brief description of the activities of each of our principal business segments:

Aeronautics—Engaged in the research, design, development, manufacture, integration, sustainment, support, and upgrade of advanced military aircraft, including combat and air mobility aircraft, unmanned air vehicles, and related technologies.

Electronic Systems—Manages complex programs and designs, develops, produces, and integrates hardware and software solutions to ensure the mission readiness of armed forces and government agencies worldwide. Global security solutions include advanced sensors, decision systems, and weapons for air-, land-, and sea-based platforms. The segment integrates land vehicles, ships, and fixed- and rotary-wing aircraft.

Information Systems & Global Solutions—Provides management services, information technology solutions, and advanced technology expertise across a broad spectrum of applications to U.S. Government and other customers. IS&GS provides full life-cycle support and highly specialized talent in the areas of software and systems integration, including capabilities in space, air, and ground systems for a wide variety of defense and civil government agencies in the U.S. and abroad.

Space Systems—Engaged in the design, research and development, engineering, and production of satellites, strategic and defensive missile systems, and space transportation systems.

Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817, and our telephone number at that address is (301) 897-6000. Our website home page on the Internet is http://www.lockheedmartin.com. Information from our website is not incorporated into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The offering

The following is a summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the notes” in this prospectus supplement.

Issuer	Lockheed Martin Corporation.

Notes Offered	$ principal amount of 20 notes.

$ principal amount of 20 notes.

$ principal amount of 20 notes.

Maturity	The 20 notes will mature on , , the 20 notes will mature on , , and the 20 notes will mature on , .

Interest	The 20 notes will bear interest from , 2011, at an annual rate of %. The 20 notes will bear interest from , 2011, at an annual rate of %. The 20 notes will bear interest from , 2011, at an annual rate of %. Interest is payable on and of each year, beginning on , 2012.

Optional Redemption	We may redeem the notes of each series in whole at any time or in part from time to time at the applicable make-whole premium redemption prices described under “Description of the notes—Optional redemption” in this prospectus supplement.

Ranking	The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt, but effectively will be junior to any current and future secured debt to the extent of the assets securing that debt. The notes also effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries.

Authorized Denominations	Minimum denominations of $2,000 and $1,000 multiples above that amount.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $ . We intend to use a portion of the net proceeds from this offering to redeem all of the $500 million aggregate principal amount of our 4.121% Notes due 2013 (the “2013 notes”) at their redemption price (which we expect will be approximately $526 million) and to use the remaining net proceeds from this offering for general corporate purposes. See “Use of proceeds.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	Maryland law will govern the Indenture and the notes.

Risk factors

An investment in the notes involves risk. You should carefully consider the following risks, together with the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. In addition to the risk factors set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Reports on Form 10-Q for the quarters ended March 27, 2011 and June 26, 2011. If any of these risks actually occurs, our business, results of operations, financial condition, or cash flows could be materially and adversely affected. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.

The indenture does not limit the amount of indebtedness that we may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

The notes are obligations exclusively of Lockheed Martin Corporation and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. Although most of our business currently is conducted through Lockheed Martin Corporation, to the extent that we were to conduct operations through subsidiaries, the assets of our subsidiaries would not be available directly for payments on the notes. The notes effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries.

There are no public markets for the notes, which could limit their market price or your ability to sell them.

The notes are new issues of securities for which there currently are no trading markets. As a result, we cannot provide any assurance that markets will develop for the notes or that you will be able to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, performance, and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.

Recent legislative developments

The U.S. government continues to focus on developing and implementing spending, tax, and other initiatives to reduce the deficit, create jobs, and stimulate the economy. The recently enacted Budget Control Act of 2011 (“Budget Act”) permits an increase in the federal government’s borrowing limit while reducing projected net government spending over the next 10 years. The Budget Act sets $900 billion in immediate cuts to discretionary spending for 2012-2021. It also establishes a bi-partisan Congressional committee (the “Super Committee”), which is charged with recommending legislation by November 23, 2011, that would enact spending and revenue changes to reduce net government spending by at least $1.2 trillion over the next 10 years, in addition to the $900 billion in immediate discretionary spending cuts referenced above.

Congress and the administration are attempting to balance decisions regarding defense, homeland security, and other federal spending priorities within the framework and limitations of the Budget Act. In the event that the Super Committee fails to recommend legislation, Congress fails to approve that legislation by late December 2011, or the President fails to sign the legislation into law, an automatic sequestration of discretionary appropriations would be triggered, which would make up any shortfall necessary to achieve the $1.2 trillion target. Under the Budget Act, 50% of any shortfall from the $1.2 trillion target would be automatically applied as a reduction to discretionary appropriations for defense programs.

This process and the spending reductions to defense programs have the potential to significantly impact our portfolio of business, which is heavily dependent upon discretionary appropriations for defense programs. Although we believe that our programs are well aligned with national defense and other priorities, shifts in domestic and international spending and tax policy, changes in security, defense and intelligence priorities, the affordability of our products and services, general economic conditions and developments, and other factors may affect the level of funding for existing or proposed programs. We cannot predict the outcome of Budget Act deliberations at this time.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $            .

We intend to use a portion of the net proceeds from this offering to redeem all of the $500 million aggregate principal amount of our 2013 notes at their redemption price and to use the remaining net proceeds from this offering for general corporate purposes. General corporate purposes may include the repayment of other indebtedness, acquisitions, capital expenditures, working capital, funding of our employee benefits, including pension plans, and any other corporate purpose. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in cash equivalents or short-term investments.

The 2013 notes bear interest at a rate of 4.121% per annum and mature on March 14, 2013. The redemption price for the 2013 notes is equal to the greater of (a) 100% of the principal amount of the 2013 notes or (b) the sum of the present values of the remaining scheduled payments on the 2013 notes, discounted to the redemption date semiannually at the applicable treasury rate plus 25 basis points, including, in either case, accrued and unpaid interest to the redemption date. Based on an assumed applicable treasury rate as of a recent date, we expect that the redemption price for the 2013 notes would be approximately $526 million. This estimated redemption price is provided solely as an example and the actual redemption price, to be calculated based on the then applicable treasury rate and final redemption date, may differ from this estimate.

Capitalization

The following table sets forth our cash and cash equivalents, short-term investments, and capitalization on a consolidated basis as of June 26, 2011 and as adjusted to reflect the issuance of the notes, net of the underwriting discounts and commissions and our estimated offering expenses, and the application of the net proceeds as described under “Use of proceeds” above assuming that a portion of the net proceeds from this offering would be used to redeem all of the $500 million aggregate principal amount of the 2013 notes at their redemption price and the remaining net proceeds from this offering would be used for general corporate purposes. This table should be read in conjunction with our consolidated financial statements and the related notes as included in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Report on Form 10-Q for the quarter ended June 26, 2011.

	June 26, 2011
	Actual	As adjusted
	(In millions)

Cash and cash equivalents	$3,268	$
Short-term investments	254		254

Total cash and cash equivalents and short-term investments	$3,522	$

Debt included in current liabilities	—		—

Debt included in long-term liabilities, net:
20 notes offered hereby	—
20 notes offered hereby	—
20 notes offered hereby	—
2013 notes	500		—
Other debt	4,531		4,531

Total long-term debt, net	5,031

Total debt	$5,031	$

Stockholders’ equity:
Common stock	$333		$333
Additional paid-in capital	—		—
Retained earnings	11,626			(1)
Accumulated other comprehensive loss	(8,671)		(8,671)

Total stockholders’ equity	$3,288	$

Total debt and stockholders’ equity	$8,319	$

(1)	Reflects the estimated costs, net of tax, of redemption of the 2013 notes as described under “Use of proceeds” above.

Description of the notes

The following description of the particular terms of the notes supplements the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, you should rely on this description. In the description of the notes that follows, “we, “us,” and “our” refer only to Lockheed Martin Corporation and not any of its subsidiaries.

General

We will issue the 20     notes, the 20     notes, and the 20     notes as separate series of debt securities under the Indenture dated as of                     , 2011 (the “Indenture”), between us and U.S. Bank National Association, as Trustee. The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. A form of the Indenture has been filed as an exhibit to our registration statement of which the accompanying prospectus is a part.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes effectively will be subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. The covenants in the Indenture will not afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

The 20     notes initially will be limited to $         in aggregate principal amount, the 20     notes initially will be limited to $         in aggregate principal amount, and the 20     notes initially will be limited to $         in aggregate principal amount. The notes will be issued in fully registered form only, in minimum denominations of $2,000 and $1,000 multiples above that amount.

The 20     notes will mature on                     ,         , the 20    notes will mature on                     ,         , and the 20     notes will mature on                     ,        .

The notes will bear interest from                     , 2011, or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semiannually in arrears on                     and                     to the registered holders of the notes as of the close of business on the immediately preceding                     and                     , respectively. The first interest payment date will be                     , 2012.

We may, without the consent of the holders of a series of notes, issue additional notes of that series and thereby increase the principal amount of the notes of that series in the future, on the same terms and conditions and with the same CUSIP number as the notes of that series offered in this prospectus supplement. We do not intend to issue additional notes with the same CUSIP number as the notes of a series offered in this prospectus supplement, however, unless the additional notes are fungible for U.S. federal income tax purposes with the corresponding series of notes offered in this prospectus supplement.

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

From time to time, in our sole discretion, depending upon market, pricing, and other conditions, as well as our cash balances and liquidity, we or our affiliates may seek to repurchase a portion of a series of notes. Any such future purchases may be made in the open market, privately-negotiated transactions, tender offers, or otherwise, in each case in our sole discretion.

No sinking fund

The notes will not be entitled to the benefit of a sinking fund.

Optional redemption

Each series of notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the notes to be redeemed discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) for the series of notes, plus         basis points with respect to the 20    notes, plus         basis points with respect to the 20    notes, and plus         basis points with respect to the 20    notes. In either case, the redemption price also will include any accrued and unpaid interest on the series of notes to the date of redemption. The Independent Investment Banker (as defined below) will calculate the redemption price.

“Treasury Rate” means, with respect to the notes on any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer for any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall replace that former dealer with another Primary Treasury Dealer.

We will mail notice of any redemption between 20 days and 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, if any, on and after the redemption date interest will cease to accrue on the notes or portions of the notes called for redemption.

In the case of a partial redemption of a series of notes, selection of the notes in such series for redemption will be made pro rata, by lot, or by such other method as the Trustee in its sole discretion deems fair and appropriate. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed; provided that the unredeemed portion of the note shall be $2,000 in principal amount and $1,000 multiples above that amount. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

Covenants

The notes are subject to the restrictive covenants described under the section entitled “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Consolidation, merger, and sale of assets

The notes are subject to some limitations on our ability to enter into some consolidations, mergers, or transfers of substantially all of our assets as described under the section entitled “Description of Debt Securities—Consolidation, Merger, or Sale” in the accompanying prospectus.

Events of default

The notes of each series are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Modification and waiver

The notes are subject to provisions allowing, under some conditions, the modification or amendment of the Indenture or the notes or waiving our compliance with some provisions of the Indenture or the notes, as described under the section entitled “Description of Debt Securities—Changes to the Indenture” in the accompanying prospectus.

Defeasance and discharge provisions

We may defease certain of our obligations with respect to a series of notes or discharge our obligations with respect to a series of notes by irrevocably depositing with the Trustee, in trust, cash or government securities sufficient to pay all sums due on such series of notes. The establishment of such a trust will be conditioned on the delivery by us to the Trustee of an opinion of counsel, who may be counsel to Lockheed Martin, to the effect that, based on applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, the defeasance or discharge, as the case may be, will not be deemed, or result in, a taxable event with respect to the holders of the notes.

Book-entry delivery and settlement

We will issue each series of notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations;

•

access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. So long as DTC continues to make its Settlement System available to us, it is anticipated that payments of principal of and interest on the notes will be made by us in immediately available funds.

Certain United States federal tax consequences

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes by a U.S. Holder (as defined below). Also following is general information regarding the U.S. federal tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a Non-U.S. Holder (as defined below).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings, and practice, all of which are subject to change and differing interpretation. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover page. This summary assumes the notes will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, partnerships or other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction or, except to the extent provided below, any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. We do not intend to seek a ruling from the Internal Revenue Service, or the “IRS,” with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this section refers to a beneficial holder of the notes.

Persons considering the purchase of the notes, including any persons who would be Non-U.S. Holders, should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership, and disposition of the notes arising under the laws of any other taxing jurisdiction.

U.S. federal income tax consequences to U.S. Holders

The following is a general discussion of U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this discussion, a U.S. Holder means:

•	a citizen or resident of the United States;

•	a corporation or other business entity taxable as a corporation created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or an electing trust that was in existence on August 20, 1996 and was treated as a domestic trust before that date.

If a partnership or other business entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership holding notes should consult their tax advisors.

Taxation of interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s method of accounting for U.S. federal income tax purposes.

Treatment of dispositions of notes

Upon the sale, exchange, retirement, or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will be the cost of the note to the U.S. Holder less any principal payments received by that U.S. Holder. Gain or loss realized on the sale, exchange, retirement, or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the note for more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

U.S. federal tax consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income tax consequences and, only to the extent provided below, certain U.S. federal estate tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or other business entity that is treated as a partnership for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant to such Non-U.S. Holders in light of their particular circumstances. For example, special rules may apply to a Non-U.S. Holder that is a “controlled foreign corporation” or a “passive foreign investment company.”

For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement, or other taxable disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States and (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of a treaty resident who is an individual, to a fixed base) in the United States.

Taxation of interest

A Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income.

•

The Non-U.S. Holder provides to us or the paying agent an appropriate completed statement on an IRS Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, and neither we nor the paying agent have actual knowledge or reason to know that such holder is a U.S. person. If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or the paying agent with a copy. In addition, Non-U.S. Holders that are pass-through entities rather than corporations or individuals must satisfy certain special certification requirements.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or the paying agent a properly executed IRS Form W-8BEN and neither we nor the paying agent have actual knowledge or reason to know that such holder is a U.S. person. The second exception is that the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI. In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to an additional “branch profits” tax at a rate of 30% (or lower treaty rate). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Treatment of dispositions of notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement, or other disposition of a note unless:

•

such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, or other disposition and certain other conditions are met; or

•	the gain is U.S. trade or business income.

If a Non-U.S. Holder is an individual described in the first bullet point above, such holder will be subject to a flat 30% tax (subject to reductions under an applicable income tax treaty) on the gain derived from the sale, exchange, retirement, or other disposition, which may be offset by

U.S.-source capital losses, even though such holder is not considered a resident of the United States. If a Non-U.S. Holder is described in the second bullet point above, it will be subject to tax on the net gain derived from the sale, exchange, retirement, or other disposition in the same general manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if a Non-U.S. Holder is a foreign corporation that falls under the second bullet point above, it may be subject to an additional “branch profits” tax at a rate of 30% (or lower treaty rate).

Treatment of notes for U.S. federal estate tax purposes

A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. information reporting requirements and backup withholding applicable to U.S. Holders and Non-U.S. Holders

Information reporting requirements generally will apply to payments to a U.S. Holder of interest and principal on, and proceeds received from the sale, exchange, retirement, or other taxable disposition of, a note, unless the holder is an exempt recipient. In addition, backup withholding may apply to such payments or proceeds if the U.S. Holder (that is not an exempt recipient) fails to furnish the payor with a correct taxpayer identification number or other required certification, has been notified by the IRS that it is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s federal income tax returns, or otherwise fails to comply with applicable requirements of the backup withholding rules.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest or principal payments on the notes if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. However, information reporting will apply with respect to interest or principal payments.

In addition, a Non-U.S. Holder will not be subject to backup withholding with respect to the proceeds of the sale, exchange, retirement, or other taxable disposition of a note made within the United States or conducted through certain United States financial intermediaries if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person or such holder otherwise establishes an exemption. Payment of such proceeds generally will not be subject to information reporting if the Non-U.S. Holder certifies as to its taxpayer identification number or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

Underwriting

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of 20 notes	Principal amount of 20 notes	Principal amount of 20 notes

Citigroup Global Markets Inc.	$	$	$
J.P. Morgan Securities LLC	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$
Wells Fargo Securities, LLC	$	$	$

Total	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public initially will be offered at the initial public offering price for the series of notes set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of 20     notes,     % of the principal amount of 20     notes, and     % of the principal amount of 20     notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of 20     notes,     % of the principal amount of 20     notes and     % of the principal amount of 20     notes. If all the notes are not sold at their initial offering price, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain, or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, and commercial banking services for us, for which they received or will receive customary fees and expenses.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation, or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold and it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations, and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed for or purchased under Section 275 by a relevant person that is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Validity of the notes

The validity of the notes offered hereby will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland. Davis Polk & Wardwell LLP, New York, New York, will act as counsel for the underwriters.

PROSPECTUS

Lockheed Martin Corporation

Debt Securities

We may from time to time offer our Debt Securities for sale on terms and at prices determined at the time the Debt Securities are offered for sale. The terms and prices will be described in more detail in one or more supplements to this prospectus. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update, or change information contained in this prospectus.

We may offer and sell these securities to or through agents, underwriters, dealers, or directly to purchasers. The names of any agents, underwriters, or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817, and our telephone number at that address is (301) 897-6000.

Investing in our securities involves risk. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2011

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Using this process, we may offer and sell Debt Securities in one or more offerings.

We have not authorized anyone to give any information or to make any representations concerning the Debt Securities we may offer except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this prospectus.

Neither this prospectus, any accompanying prospectus supplement nor any free writing prospectus that we have authorized contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the registration statement on Form S-3 we filed with the SEC on August 23, 2011, which can be read at the SEC web site or at the SEC offices mentioned under the headings “Where To Find Additional Information” and “Incorporation of Certain Information by Reference.” The registration statement also includes exhibits. Statements contained in this prospectus, any prospectus supplement, and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell any of the Debt Securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement or free writing prospectus also may add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where To Find Additional Information” and “Incorporation of Certain Information by Reference.”

As used in this prospectus, unless otherwise indicated, “Lockheed Martin,” “the company,” “we,” “our,” and “us” are used interchangeably to refer to Lockheed Martin Corporation or to Lockheed Martin Corporation and its consolidated subsidiaries, as appropriate to the context.

OUR COMPANY

Lockheed Martin is a global security company that is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems and products. We also provide a broad range of management, engineering, technical, scientific, logistic, and information services. We serve both domestic and international customers with products and services that have defense, civil, and commercial applications, with our principal customers being agencies of the U.S. Government.

We are a Maryland corporation formed in March 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817, and our telephone number at that address is (301) 897-6000. Our website home page on the Internet is http://www.lockheedmartin.com. Information on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our Debt Securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of Debt Securities, before making an investment decision, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Reports on Form 10-Q for the quarters ended March 27, 2011 and June 26, 2011, which are incorporated by reference in this prospectus and which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular Debt Securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations, and cash flows could be materially adversely affected by any of these risks. The market or trading price of our Debt Securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our Debt Securities to decline.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this prospectus and the documents incorporated by reference in this prospectus are forward-looking and use words like “may,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” and other similar expressions. Forward-looking information involves risks and uncertainties and reflects our best judgment based on then current information. Our financial condition, results of operations, and cash flows can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially. While it is not possible to identify all factors, we continue to face many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Reports on Form 10-Q for the quarters ended March 27, 2011 and June 26, 2011.

We do not assume any responsibility to publicly update any of our forward-looking statements regardless of whether factors change as a result of new information, future events, or for any other reason. You should review any additional disclosures we make regarding forward-looking information in our Forms 10-K, 10-Q and 8-K filed with the SEC, which are incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference the documents listed below (and any amendments to these documents) and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the Debt Securities covered by this prospectus is completed; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC.

The following documents we filed with the SEC are incorporated into this prospectus by reference:

(1) our Annual Report on Form 10-K for the year ended December 31, 2010, including information specifically incorporated by reference in the Form 10-K from our definitive proxy statement for our 2011 Annual Meeting of Stockholders;

(2) our Quarterly Reports on Form 10-Q for the quarters ended March 27, 2011 and June 26, 2011; and

(3) our Current Reports on Form 8-K filed on February 3, 2011, February 25, 2011, April 22, 2011, April 28, 2011, June 6, 2011, and June 24, 2011.

You may obtain copies of the documents we incorporate by reference by contacting us at the address indicated below or by contacting the SEC as described below under “Where to Find Additional Information.” We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of these documents should be directed to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Corporate Secretary

Telephone: (301) 897-6000

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Copies of the registration statement of which this prospectus is a part, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings also are available free of charge from our website at http://www.lockheedmartin.com. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings from continuing operations to fixed charges for the periods shown.

	Six Months Ended June 26, 2011	Fiscal Year
		2010	2009	2008	2007	2006
Ratio of earnings from continuing operations to fixed charges	9.5	10.5	12.6	13.1	12.0	9.6

Our computation of the ratio of earnings from continuing operations to fixed charges includes our consolidated subsidiaries and equity investees. “Earnings” are determined by adding “total fixed charges,” excluding interest capitalized, to earnings from continuing operations before income taxes, eliminating undistributed earnings of our equity investees and adding back losses of our equity investees. “Total fixed charges” consists of interest on all indebtedness, amortization of debt discount or premium, interest capitalized, and an interest factor attributable to rents.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the Debt Securities under this prospectus for general corporate purposes. These purposes may include the repayment of indebtedness, future acquisitions, capital expenditures, working capital, and any other corporate purpose. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in cash equivalents or short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the Debt Securities that may be issued from time to time by us under this prospectus. The particular terms relating to each Debt Security will be set forth in a prospectus supplement. In the description of the Debt Securities that follows, “we,” “us,” and “our” refer only to Lockheed Martin Corporation and not to any of its subsidiaries.

General

We may issue from time to time one or more series of Debt Securities under an indenture between us and U.S. Bank National Association, as trustee. The indenture will not limit the amount of Debt Securities that we may issue.

The Debt Securities will be our direct, unsecured, and unsubordinated obligations, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities.

The following description is only a summary of the material provisions of the indenture for the Debt Securities and is qualified by reference to the indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, define your rights as a holder of the Debt Securities. The summary below of the general terms of the Debt Securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of Debt Securities.

Terms

The indenture provides for the issuance of Debt Securities in one or more series. A prospectus supplement relating to a series of Debt Securities will include specific terms relating to that offering. These terms will include some or all of the following:

•	the title of the Debt Securities;

•	any limit on the total principal amount of the Debt Securities;

•	the price or prices at which we will sell the Debt Securities;

•	the maturity date or dates of the Debt Securities;

•	the rate or rates, which may be fixed or variable, at which the Debt Securities will bear interest and the date from which such interest will accrue;

•	the dates on which interest will be payable and the related record dates;

•	whether any index, formula, or other method will be used to determine payments of principal or interest and the manner of determining the amount of such payments;

•	the place or places of payments on the Debt Securities;

•	whether the Debt Securities are redeemable;

•	any redemption dates, prices, obligations, and restrictions on the Debt Securities;

•	any mandatory or optional sinking fund or purchase fund or analogous provisions;

•	the denominations in which the Debt Securities will be issued, if other than $1,000 or multiples of $1,000;

•	the currency in which principal and interest will be paid, if other than U.S. dollars;

•	any provisions granting special rights upon the occurrence of specified events;

•	any deletions from, changes in, or additions to the events of default or the covenants specified in the indenture;

•	any trustees, authenticating or paying agents, transfer agents, registrars, or other agents for the Debt Securities if other than the trustee;

•	any conversion or exchange features of the Debt Securities;

•	whether we will issue the Debt Securities as original issue discount securities for federal income tax purposes;

•	any special tax implications of the Debt Securities;

•	the terms of payment upon acceleration; and

•	any other material terms of the Debt Securities.

We may issue Debt Securities that are convertible into or exchangeable for our common stock or other securities of Lockheed Martin or another company. We may also continuously offer Debt Securities in a medium term note program. If we issue these types of Debt Securities, we will provide additional information in a prospectus supplement.

We may sell Debt Securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different than market rates. When we refer to the principal and interest on Debt Securities, we also mean the payment of any additional amounts that we are required to pay under the indenture or the Debt Securities, including amounts for certain taxes, assessments, or other governmental charges imposed on holders of Debt Securities.

Denomination, Form, Payment, and Transfer

In general, we will denominate and make payments on Debt Securities in U.S. dollars. If we issue Debt Securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency or composite currency.

We may from time to time issue Debt Securities as registered securities. This means that holders will be entitled to receive certificates representing the Debt Securities registered in their name. You can transfer or exchange Debt Securities in registered form upon reimbursement of any taxes or government charges. This transfer or exchange can be made at the trustee’s corporate trust office or at any other office maintained by us for such purposes. We may charge a reasonable fee in connection with certain transfers and exchanges. If the Debt Securities are in registered form, we can pay interest by check mailed to the person in whose name the Debt Securities are registered on the days specified in the indenture.

As a general rule, however, we will issue Debt Securities in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”). DTC will act as depository for the global certificates. Beneficial interests in global certificates will be shown on, and transfer of beneficial interests will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own Debt Securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank, or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

During the period of time the Debt Securities are represented by one or more global certificates:

•	You will not be able to have the Debt Securities registered in your name.

•	You will not be able to receive a physical certificate for the Debt Securities.

•	DTC will credit interest and principal payments from us to the accounts of your broker, bank, or other financial institution according to their beneficial ownership as reflected in DTC’s records.

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Our obligations, as well as the obligations of the trustee and any of our agents, under the Debt Securities will run only to DTC as the registered owner of the Debt Securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank, or other financial institution fails to pass it on so that you receive it.

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Your rights under the Debt Securities relating to payments, transfer, exchanges, and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank, or other financial institution, and the contractual arrangements you have or your broker, bank, or financial institution has with DTC. Neither we nor the trustee will have any responsibility for the actions of DTC or your broker, bank, or financial institution.

•	You may not be able to sell your interests in the Debt Securities to some insurance companies and others who are required by law to own their Debt Securities in the form of physical certificates.

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Because the Debt Securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the Debt Securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the Debt Securities to others.

We, the trustee, and the paying agent have no responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest for the accounts of beneficial holders of interests in the global certificates. A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of DTC or it is exchanged in whole or in part for Debt Securities in physical form in accordance with the indenture. A series of Debt Securities represented by global certificates will be exchangeable for Debt Securities in registered form with the same terms in authorized denominations if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days; or

•	we decide not to require all of the Debt Securities of a series to be represented by global certificates and notify the trustee of that decision.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to each series of Debt Securities:

•	failure to pay the principal or any premium on any Debt Security of that series when due;

•	failure for 30 days to pay interest on any Debt Security of that series when due;

•	failure to comply with any other agreement relating to the Debt Securities of that series or in the indenture that continues for 90 days after we have been given written notice of such failure; or

•	certain events of bankruptcy, insolvency, or reorganization.

An event of default for one series of Debt Securities does not necessarily constitute an event of default for any other series. The trustee may withhold notice to the Debt Securities holders of any default, except a payment default, if it considers such action to be in the holders’ interests.

If an event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the Debt Securities of the affected series, may declare the entire principal of, and any premium or accrued interest on, all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the acceleration of payment.

The indenture provides that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in principal amount of any series of Debt Securities have the right to direct any proceeding, remedy, or power available to the trustee with respect to that series.

Conversion Rights

We will describe the terms upon which Debt Securities may be convertible into our common stock or other securities of Lockheed Martin or another company in a prospectus supplement. These terms will include provisions as to whether conversion is mandatory or optional. They also may include provisions adjusting the number of shares of our common stock or such other securities of Lockheed Martin or another company that are issuable upon any such conversion.

Certain Covenants

Unless the applicable prospectus supplement specifies otherwise, the Debt Securities will be subject to the restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of Debt Securities that we offer will be described in the applicable prospectus supplement. Under the indenture, we will agree to:

•	pay the principal, interest, and any premium on the Debt Securities when due;

•	maintain a place of payment; and

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture.

The indenture restricts our ability and the ability of certain of our subsidiaries to encumber assets that are defined in the indenture as restricted property. If we, or any restricted subsidiary, as defined below, pledge or mortgage any of our restricted property to secure any debt, then we will, unless an exception applies, pledge or mortgage the same property to or for the benefit of the trustee to secure the Debt Securities equally and ratably for as long as such debt is secured by such property.

This restriction will not apply in certain situations. Assets may be encumbered if the encumbrance is a permitted lien, as defined below, without regard to the amount of debt secured by the encumbrance. Assets also may be encumbered if the sum of the following does not exceed 10% of our consolidated net tangible assets:

•	the amount of debt secured by such assets, plus

•	the total amount of other secured debt on restricted property, excluding debt that is secured by a permitted lien and excluding debt secured by a lien existing on the date of the indenture, plus

•	the total amount of attributable debt in respect of certain sale-leaseback transactions.

Permitted liens include:

•	liens on a corporation’s property, stock, or debt at the time it becomes a restricted subsidiary;

•	liens on property at the time we or a restricted subsidiary acquires the property, provided that no such lien extends to any of our other property or any other property of a restricted subsidiary;

•	liens securing payment of a property’s purchase price or to secure debt incurred within one year after the property’s acquisition for the purpose of financing the purchase price;

•	liens securing debt owing by a restricted subsidiary to us or another restricted subsidiary;

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liens on property of an entity at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary acquire all or substantially all of the assets of the entity;

•	liens in favor of any customer to secure payments or performance pursuant to any contract or statute, any related indebtedness, or debt guaranteed by a government or governmental authority;

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liens arising pursuant to any order of attachment, distraint, or similar legal process so long as the execution or other enforcement is effectively stayed and the claims secured are being contested in good faith by appropriate proceedings;

•	materialmen’s, suppliers’, tax, or similar liens arising in the ordinary course of business for sums not overdue or which are being contested in good faith by appropriate proceedings; and

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any renewal, extension, or replacement for any lien permitted by one of the exceptions described above or a lien existing on the date that Debt Securities of a series are first issued, provided that the renewal, extension, or replacement is limited to all or any part of the same property subject to the existing lien.

Except in certain circumstances, the indenture also restricts our ability and the abilities of our restricted subsidiaries to enter into sale-leaseback transactions. The indenture will not otherwise limit our ability to incur additional debt, unless we tell you this in a prospectus supplement.

The following are summaries of definitions for certain terms we have just used. For the full definition of these terms, you should refer to the form of the indenture filed as an exhibit to the registration statement.

•	Attributable debt for a lease means the carrying value of the capitalized rental obligation determined under U.S. generally accepted accounting principles.

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Consolidated net tangible assets means our total assets, including the assets of our consolidated subsidiaries, as reflected in our most recent balance sheet, less current liabilities, goodwill, patents, and trademarks.

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Principal property means, with certain exceptions, any manufacturing facility located in the United States and owned by us or by one or more restricted subsidiaries and which has, as of the date the lien is incurred, a net book value, after deduction of depreciation and similar charges, greater than 3% of consolidated net tangible assets, or any manufacturing facility or other property declared to be a principal property by our chief executive officer or chief financial officer by delivery of a certificate to that effect to the trustee.

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Restricted property means, as to any particular series of Debt Securities, any principal property, any debt of a restricted subsidiary owned by us or one of our restricted subsidiaries on the date Debt Securities of the series are first issued or secured by a principal property or any shares of our stock or the stock of a restricted subsidiary owned by us or one of our restricted subsidiaries.

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Restricted subsidiary means one of our subsidiaries that has substantially all of its assets located in, or carries on substantially all of its business in, the United States and that owns a principal property, except that a subsidiary shall not be a restricted subsidiary if its shares are registered with the SEC or if it is required to file periodic reports with the SEC.

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Sale-leaseback transaction means, subject to certain exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfer a principal property to a person and contemporaneously lease it back from that person.

Consolidation, Merger, or Sale

The indenture prohibits us from consolidating with or merging into another corporation, or transferring all or substantially all of our assets to another corporation unless:

•	the successor corporation (which need not be a U.S. corporation) assumes all of our obligations under the Debt Securities and the indenture;

•

immediately after giving effect to the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and a legal opinion confirming that we have complied with the indenture.

If we enter into such a transaction and comply with these provisions, our obligations under the Debt Securities and the indenture will terminate.

Redemption, Sinking Fund, and Defeasance

If a series of Debt Securities may be redeemed or is subject to a sinking fund, the prospectus supplement will describe those terms.

The indenture permits us to discharge or defease certain of our obligations for any series of Debt Securities at any time. We may discharge or defease a series of Debt Securities by depositing with the trustee cash or government securities sufficient to pay all sums due on that series and by delivering to the trustee an opinion of counsel to the effect that, based on applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service, the discharge or defeasance will not be deemed, or result in, a taxable event with respect to the holders of that series. Under certain circumstances, upon deposit of such cash or government securities and delivery of such opinion of counsel, our legal obligation to pay principal, interest, and any premium on that series will be discharged. We can discharge or defease one series of Debt Securities without discharging or defeasing any other series.

Changes to the Indenture

Holders who own more than 50% in principal amount of the Debt Securities of a series can agree with us to change the provisions of the indenture relating to that series. However, no change can affect the payment terms or the percentage required to change other terms without the consent of all holders of Debt Securities of the affected series.

We may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect your interests, including the creation of any new series of Debt Securities, without the consent of any holder of Debt Securities.

PLAN OF DISTRIBUTION

We may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents.

The distribution of the Debt Securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions.

Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters, and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities offered under the prospectus may be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers, and agents to indemnify them against certain liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those liabilities.

If the applicable prospectus supplement indicates, we may authorize dealers or agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligation under the contract will be subject to the condition that the purchase of the offered Debt Securities at the time of delivery is allowed by the laws that govern such purchaser. The dealers and the agents will not be responsible for the validity or performance of the contracts.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the Debt Securities will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of Lockheed Martin Corporation appearing in Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Lockheed Martin Corporation for the quarters ended March 27, 2011 and March 28, 2010 and the quarters and six-month periods ended June 26, 2011 and June 27, 2010, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 27, 2011 and July 27, 2011, included in Lockheed Martin Corporation’s Quarterly Reports on Forms 10-Q for the quarters ended March 27, 2011 and June 26, 2011, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.